EXHIBIT 99.1

Lightbridge Provides Business Update and Announces Fiscal Year 2025 Financial Results

RESTON, Va., February 25, 2026 (GLOBE NEWSWIRE) – Lightbridge Corporation (“Lightbridge” or the “Company”) (Nasdaq: LTBR), an advanced nuclear fuel technology company, announced its financial results for the fiscal year ended December 31, 2025, and provided an update on the Company’s continued progress.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “2025 was an important year for Lightbridge and the nuclear power industry. Governments, utilities, and leading tech companies agree with our conclusion that reliable, clean nuclear power is necessary to meet the growing demand for electricity from AI and data centers, address rising energy costs, and help achieve energy independence.”

“In 2025, we reached key milestones in our fuel development program. Our team, in collaboration with Idaho National Laboratory, successfully co-extruded samples of depleted and enriched uranium-zirconium alloy and began testing them in the Advanced Test Reactor. These are important steps in demonstrating the performance of Lightbridge Fuel material and its potential use in both light-water reactors and future small modular reactors.”

“The policy environment for nuclear energy has never been better. President Trump’s nuclear executive orders in May 2025 show that the U.S. is making nuclear power expansion a national priority. The directives aim to add 300 gigawatts of nuclear capacity by 2050 (the equivalent of 300 large reactors), make regulations easier to follow, and deploy advanced reactors for national security. At the same time, major technology companies are demonstrating unprecedented commitment to nuclear energy.”

“We expect 2026 to be an exciting year for Lightbridge,” concluded Mr. Grae.

Financial Highlights

Working capital was approximately $201.7 million at December 31, 2025, compared to $39.9 million at December 31, 2024.

Cash Flows Summary

At December 31, 2025, the Company had cash and cash equivalents of $201.9 million, as compared to $40.0 million at December 31, 2024, an increase of $161.9 million, consisting of the following:

•

Cash used in operating activities for the year ended December 31, 2025 was $14.3 million, an increase of $4.8 million compared to $9.5 million for the year ended December 31, 2024. The increase was primarily due to elevated spending on research and development (R&D) and general and administrative expenses, partially offset by higher interest income, reflecting increased average cash balances following equity financings and higher short-term interest rates during the period.

•

Cash provided by financing activities for the year ended December 31, 2025 was $176.2 million, an increase of $155.3 million compared to $20.9 million for the year ended December 31, 2024. This increase was due to a $154.5 million increase in net proceeds received from the issuance of common stock under our at-the-market (“ATM”) equity offering program and a $2.3 million increase in net proceeds from the exercise of stock options, partially offset by a $1.5 million increase in the payment of withholding taxes related to the net share settlement of equity awards.

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Net cash provided by our ATM facility was $176.0 million from the sale of approximately 12.6 million common shares and $21.4 million from the sale of approximately 4.5 million common shares in 2025 and 2024, respectively.

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Balance Sheet Summary

Total assets were $203.8 million and total liabilities were $0.8 million at December 31, 2025.

•	Stockholders’ equity was $203.0 million at December 31, 2025, as compared to $40.5 million at December 31, 2024.

Fiscal Year 2025 Operations Summary

•

General and administrative expenses amounted to $14.0 million for the fiscal year ended December 31, 2025, compared to $8.5 million for the fiscal year ended December 31, 2024. The $5.5 million increase was primarily due to higher stock-based compensation, professional fees, and employee compensation.

•

Lightbridge’s total R&D expenses amounted to $9.2 million for the fiscal year ended December 31, 2025, compared to $4.6 million for the fiscal year ended December 31, 2024, an increase of $4.6 million. This increase reflected increased activities related to the development of Lightbridge Fuel, including project labor costs at Idaho National Laboratory, increases in IT expenses related to the purchase of computer hardware and software to support advanced nuclear modeling and simulation of Lightbridge Fuel, and allocated employee compensation and stock-based compensation.

•

Total other income was $3.6 million for the fiscal year ended December 31, 2025, compared to $1.3 million for the fiscal year ended December 31, 2024. Other income consisted of interest income earned from treasury bills and our bank savings account, driven by higher average cash balances.

•	Net loss was $19.6 million for the fiscal year ended December 31, 2025, compared to $11.8 million for the fiscal year ended December 31, 2024.

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CONFERENCE CALL & AUDIO WEBCAST

Lightbridge will host a conference call on Thursday, February 26, at 4:00 p.m. ET to discuss the Company’s financial results and provide an update on its fuel development activities. The conference call will be led by Seth Grae, President & Chief Executive Officer, with other Lightbridge executives available to answer questions.

To access the call by phone, please register using this link (registration link), and you will be provided with dial-in details. To avoid delays, we encourage participants to dial in to the conference call 15 minutes before the scheduled start time. The webcast can be accessed at the following link (webcast).

A webcast replay will also be available for a limited time at the following link (webcast replay).

About Lightbridge Corporation

Lightbridge Corporation (NASDAQ: LTBR) is focused on developing advanced nuclear fuel technology essential to delivering abundant, zero-emission, clean energy and providing energy security to the world. The Company is developing Lightbridge Fuel™, a proprietary next-generation nuclear fuel technology for existing light-water and pressurized heavy-water reactors, significantly enhancing reactor safety, economics, and proliferation resistance. The Company is also developing Lightbridge Fuel for new small modular reactors to deliver the same benefits, plus load-following with renewables, on a zero-carbon electric grid.

Lightbridge has entered into two long-term framework agreements with Battelle Energy Alliance, LLC, the United States Department of Energy’s operating contractor for Idaho National Laboratory, the United States’ lead nuclear energy research and development laboratory. DOE’s Gateway for Accelerated Innovation in Nuclear program has twice awarded Lightbridge to support the development of Lightbridge Fuel over the past several years. An extensive worldwide patent portfolio backs Lightbridge’s innovative fuel technology. Lightbridge is included in the Russell 2000® and Russell 3000® Indexes. For more information, please visit www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at https://www.ltbridge.com/investors/news-events/email-alerts

Lightbridge is on YouTube. Subscribe to access past demonstrations, interviews, and other video content at https://www.youtube.com/@lightbridgecorporation

Lightbridge is on X (formerly Twitter). Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed herein are forward-looking statements. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to: Lightbridge’s ability to commercialize its nuclear fuel technology; the degree of market adoption of Lightbridge’s product and service offerings; Lightbridge’s ability to fund general corporate overhead and outside research and development costs; market competition; our ability to attract and retain qualified employees; dependence on strategic partners; demand for fuel for nuclear reactors; Lightbridge’s ability to manage its business effectively in a rapidly evolving market; the availability of nuclear test reactors and the risks associated with unexpected changes in Lightbridge’s fuel development timeline; the increased costs associated with metallization of Lightbridge’s nuclear fuel; public perception of nuclear energy generally; changes in the political environment; risks associated with war in Europe; changes in the laws, rules and regulations governing Lightbridge’s business; development and utilization of, and challenges to, Lightbridge’s intellectual property; risks associated with potential shareholder activism; potential and contingent liabilities; as well as other factors described in Lightbridge’s filings with the Securities and Exchange Commission (the “SEC”). Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

A further description of risks and uncertainties can be found in Lightbridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in its other filings with the SEC, including in the sections thereof captioned “Risk Factors” and “Forward-Looking Statements , ” all of which are available at http://www.sec.gov/ and www.ltbridge.com.

Investor Relations Contact:

Matthew Abenante, IRC

Director of Investor Relations

Tel: +1 (347) 947-2093

ir@ltbridge.com

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LIGHTBRIDGE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024
ASSETS
Current Assets
Cash and cash equivalents	$201,862,421	$39,990,827
Prepaid expenses and other current assets	712,983	324,378
Total Current Assets	202,575,404	40,315,205
Other Assets
Prepaid project costs and other long-term assets	1,140,000	528,805
Trademarks	119,391	108,865
Total Assets	$203,834,795	$40,952,875

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$847,451	$424,585
Total Current Liabilities	847,451	424,585

Stockholders’ Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, no shares issued and outstanding at December 31, 2025 and 2024	-	-
Common stock, $0.001 par value, 100,000,000 authorized shares, 33,407,495 shares and 18,783,912 shares issued and outstanding at December 31, 2025 and 2024, respectively	33,407	18,784
Additional paid-in capital	386,719,120	204,694,348
Accumulated deficit	(183,765,183)	(164,184,842)
Total Stockholders’ Equity	202,987,344	40,528,290
Total Liabilities and Stockholders’ Equity	$203,834,795	$40,952,875

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LIGHTBRIDGE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2025	2024
Revenue	$-	$-

Operating Expenses
General and administrative	14,016,573	8,460,519
Research and development	9,210,499	4,598,978
Total Operating Expenses	23,227,072	13,059,497

Operating Loss	(23,227,072)	(13,059,497)

Other Income
Interest income	3,646,731	1,272,431
Total Other Income	3,646,731	1,272,431

Net Loss Before Income Taxes	(19,580,341)	(11,787,066)
Income taxes	-	-
Net Loss	$(19,580,341)	$(11,787,066)

Net Loss Per Common Share
Basic and diluted	$(0.80)	$(0.81)

Weighted Average Number of Common Shares Outstanding	24,517,972	14,487,834

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LIGHTBRIDGE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2025	2024
Operating Activities
Net loss	$(19,580,341)	$(11,787,066)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	5,789,991	2,149,037

Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(302,799)	(3,121)
Prepaid project costs and other long-term assets	(611,195)	(45,805)
Accounts payable and accrued liabilities	422,866	193,259
Net Cash Used in Operating Activities	(14,281,478)	(9,493,696)

Investing Activities
Trademarks	(10,526)	-
Net Cash Used in Investing Activities	(10,526)	-

Financing Activities
Proceeds from sale of common stock in public offerings	181,968,400	22,540,789
Issuance costs paid related to sale of common stock in public offerings	(6,015,819)	(1,128,284)
Net proceeds from the exercise of stock options	2,369,838	41,921
Payments for taxes related to net share settlement of equity awards	(2,158,821)	(568,348)
Net Cash Provided by Financing Activities	176,163,598	20,886,078

Net Increase in Cash and Cash Equivalents	161,871,594	11,392,382
Cash and Cash Equivalents, Beginning of Year	39,990,827	28,598,445
Cash and Cash Equivalents, End of Year	$201,862,421	$39,990,827

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$-	$-
Income taxes paid	$-	$-
Non-Cash Financing Activities:
Payment of accrued liabilities with common stock	$15,000	$15,000
Common stock issued for consulting services	$300,000	$180,000

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